UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

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☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

BENEFIT STREET PARTNERS REALTY TRUST, INC.

(Name of Registrant as Specified in Its Charter)

 (Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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The following is an email from the Chairman and Chief Executive Officer of Benefit Street Partners Realty Trust, Inc. (the "Company"), Richard Byrne, to certain stockholders of the Company. The email is available on the Company's website at www.bsprealtytrust.com.

2017 Annual Meeting July 10, 2017

You are receiving this email because either the Company has supplied additional information for your review or we have not yet received your voting instructions. If you have already voted and do not wish to change your instructions, there is no need to resubmit your vote.

Dear Fellow Stockholder:

Our records indicate that we have not yet received your vote in connection with Benefit Street Partners Realty Trust, Inc.'s Annual Meeting and we ask that you vote today. If you need assistance, we will be able to walk through each proposed charter amendment with you. Please call 1-844-785-4393 with any questions.

Due to insufficient votes received on the charter amendments, the Annual Meeting has been adjourned and rescheduled for Monday, July 10, 2017 at 4:00 p.m. Eastern Time, to be held at the offices of Hogan Lovells US LLP at 875 3rd Avenue, New York, New York 10022.

Benefit Street Partners Realty Trust, Inc.’s board of directors believes the charter amendments are in the best interests of stockholders. Your vote is missing and your participation is needed. Please join your fellow stockholders and vote today! The proxy campaign one year ago evidenced strong support for the board of directors’ recommendations in that over 82% of the shares were voted to approve similar charter amendment proposals.

Please note that proxy solicitation costs are borne by Benefit Street Partners Realty Trust, Inc.’s stockholders. These costs can be substantial. Voting today will help us manage such costs and will avoid the need for our proxy solicitor, Broadridge, to initiate further calls or mailings to you. We urge you to vote as soon as possible in order to allow Benefit Street Partners Realty Trust, Inc. to hold the Annual Meeting as scheduled.

Your vote matters and is important no matter how many shares you own. Please vote promptly. We thank you in advance for your vote!

Please call us at 855-601-2252 to speak with an agent for live assistance with voting your shares.

Thank you,

Richard Byrne

Chairman and CEO